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                                                                    EXHIBIT 99.1
                                                                    ------------


                    RENAISSANCERE HOLDINGS LTD. $00 MILLION
                         OFFERING OF CAPITAL SECURITIES

         PEMBROKE, Bermuda--March 7, 1997--The Board of Directors of RenaissanceRe Holdings Ltd. (NYSE: RNR) today announced that it has completed the sale of $100 million of Capital Securities issued by RenaissanceRe Capital Trust, a newly-created subsidiary business trust of the Company. The Capital Securities will pay cumulative cash distributions at an annual rate of 8.54 percent, payable semi-annually commencing September 1, 1997. Proceeds from the offering will be used to repay a portion of the Company's outstanding indebtedness.


         The Capital Securities were sold in a private placement to institutional buyers, and have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration under, or an applicable exemption from, the registration requirements of the Securities Act and applicable state securities laws.
    The issue was managed by Merrill Lynch & Co. and Salomon Brothers Inc.


         RenaissanceRe Holdings Ltd., through its subsidiaries Renaissance Reinsurance Ltd. and Glencoe Insurance Ltd., is a global provider of reinsurance and insurance. The Company's principal product is property catastrophe reinsurance.


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     CONTACT:  Keith S. Hynes                 John D. Nichols, Jr.
               Senior Vice President          Vice President
               and Chief Financial Officer    (441) 295-4513
               (441) 295-4513

               Michael Seely
               Investor Access
               (212) 692-9060


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